Exhibit 10.24(a)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TEXT OMITTED FROM THIS EXHIBIT IS MARKED WITH [***]

SUBLEASE

This Sublease (“Agreement”) is made as of April 18, 2019 (“Execution Date”), by and between Brooklyn Immunotherapeutics LLC (“Sublessor”) and Nezu Asia Capital Management, LLC (“Tenant”). Sublessor and Tenant may be referred to collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H

WHEREAS, Sublessor, successor in interest to IRX Therapeutics, Inc., as tenant, and 654 Madison Avenue Associates, L.P. (“Landlord”), as landlord, are parties to that certain Agreement of Lease (“Lease”), dated June 28, 2016, whereby Sublessor leases from Landlord Suite 1601, consisting of approximately [***] rentable square feet, located on the sixteenth floor of the building at 654 Madison Avenue, New York, New York (“Leased Premises”), upon and subject to the terms, conditions, and covenants set forth in the Lease, a copy of which is attached hereto as Exhibit D;

WHEREAS, Tenant desires to sublease the Leased Premises from Sublessor, and Sublessor desires to sublease the Leased Premises to Tenant, upon and subject to the terms, conditions, and covenants set forth in this Agreement;

WHEREAS, pursuant to the terms of the Lease, Sublessor may sublet all or any portion of the Leased Premises with Landlord’s prior consent;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. SUBLEASE REFERENCE DATA

1.1 Basic Terms. Each reference in this Agreement to any of the following terms shall be accorded the meanings and definitions set forth in this Section 1.1 for such terms:

Landlord:	654 Madison Avenue Associates, L.P., a New York limited partnership

Landlord’s Address:	c/o The Adler Group, Inc. 654 Madison Avenue New York, NY 10065

Sublessor:	Brooklyn Immunotherapeutics LLC, a Delaware limited liability company

Sublessor’s Address:	1040 First Avenue #361 New York, NY 10022

Sublessor’s Rent Address:	1040 First Avenue #361 New York, NY 10022

Tenant:	Nezu Asia Capital Management, LLC, a Delaware limited liability company

Tenant’s Address:

Prior to April 15, 2019:

126 East 56th Street, 22nd Floor New York, New York 10022

From April 15, 2019 to the Commencement Date:

c/o Abrams Garfinkel Margolis Bergson, LLP 1430 Broadway, 17th Floor New York, New York 10018 Attention: Larry H. Haber, Esq.

From and after the Commencement Date:

At the Sublease Premises

Building:	The building located at 654 Madison Avenue, New York, New York.

Property:	The Building, any appurtenance thereto, and the parcel or parcels of real estate on which the Building is located.

Leased Premises:	Suite 1601 located on the sixteenth floor of the Building, consisting of approximately [***] rentable square feet, which Sublessor leases from Landlord pursuant to the Lease.

Subleased Premises:	The entirety of the Leased Premises, consisting of approximately [***] rentable square feet, as shown on the floor plan attached hereto as Exhibit A.

Commencement Date:	The date the last of all of the following events to have occurred: (i) the mutual execution and delivery of this Agreement by Sublessor and Tenant, (ii) Sublessor’s delivery of the Subleased Premises to Tenant in accordance with Section 2.4, and (iii) one (1) business day after Landlord’s written consent to such subletting of the Subleased Premises, as required under the Lease, is obtained and delivered to Tenant. Once the Commencement Date has occurred, the Parties shall execute a Confirmation Agreement in the form attached hereto as Exhibit B to confirm the Commencement Date.

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Expiration Date:	October 31, 2026

Rent Commencement Date:	Three and one-half (3.5) months from the Commencement Date.

Base Rent:	The Base Rent payable by Tenant during the Term shall be as follows, which shall be subject to Section 4.3 and Section 4.4, and shall be paid in accordance with Section 4.1:

Period	Rental Rate	ERI Rate	Annual Rent	Monthly Rent
Lease Year 1	[***]	[***]	[***]	[***]
Lease Year 2	[***]	[***]	[***]	[***]
Lease Year 3	[***]	[***]	[***]	[***]
Lease Year 4	[***]	[***]	[***]	[***]
Lease Year 5	[***]	[***]	[***]	[***]
Lease Year 6	[***]	[***]	[***]	[***]
Lease Year 7	[***]	[***]	[***]	[***]
Lease Year 8	[***]	[***]	[***]	[***]

Permitted Uses:	General office and executive office uses

Sublessor’s Broker:	Jones Lang LaSalle Brokerage, Inc.

Tenant’s Broker:	Savills Studley, Inc.

Security Deposit:	$[***]

1.2 Exhibits. The following exhibits are attached to this Agreement and incorporated herein:

Exhibit A: Floor Plan of Subleased Premises

Exhibit B: Commencement Date Confirmation Agreement

Exhibit C: Furniture, Fixtures, and Equipment

Exhibit D: Lease

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2. DESCRIPTION OF SUBLEASED PREMISES

2.1 Description of Subleased Premises: Furniture, Fixtures, and Equipment. Sublessor hereby demises and leases to Tenant, and Tenant hereby accepts and leases from Sublessor, the Subleased Premises and all improvements, fixtures, lighting equipment, and utility systems therein, subject to the terms, conditions, and covenants of this Agreement. Sublessor also hereby demises and leases to Tenant, and Tenant hereby accepts and leases from Sublessor, at no cost to Tenant, the furniture, fixtures, and equipment (“FF&E”) set forth on Exhibit C, subject to the terms, conditions, and covenants of this Agreement. Tenant shall have the right to remove and store at its own cost some of the FF&E during the Term.

2.2 Appurtenant Rights. Tenant shall have, as appurtenant to the Subleased Premises, the non-exclusive right to use, and permit its employees and invitees to use, in common with others entitled thereto, the hallways, stairways, and elevators necessary to access the Subleased Premises, and any common facilities, lobbies, improvements, services, walkways, driveways, and common areas serving the Building to the same extent granted to Sublessor pursuant to the Lease, subject to the terms, conditions, and covenants of this Agreement.

2.3 Exclusions and Reservations. Notwithstanding any provision to the contrary contained in this Agreement, the Parties acknowledge and agree that the Subleased Premises shall not include any areas or items that are excluded from the Leased Premises and/or reserved for the benefit of Landlord pursuant to the Lease. Tenant agrees that Landlord has certain access rights under the Lease, including, without limitation, the right to place in the Subleased Premises utility lines, pipes and the like to serve premises in the Building other than the Subleased Premises, and to replace, maintain, and repair such utility lines, pipes and the like, in, over, and upon the Subleased Premises, as more particularly set forth in the Lease. In no event shall the exercise of any such rights available under the Lease by Landlord constitute an eviction, nor entitle Tenant to any abatement of Rent (as defined in Section 4.2) or damages for loss or interruption of business or otherwise, except as otherwise permitted to Sublessor under the terms of the Lease.

2.4 Condition of Subleased Premises. As of the Commencement Date, Sublessor shall deliver possession of the Subleased Premises to Tenant in an “AS IS” broom-swept condition, free of all occupants and rights to possession. By occupying the Subleased Premises, Tenant shall be deemed to have accepted possession of the Subleased Premises, the FF&E, the Building, and the Property “AS IS,” with all faults, and agrees that Sublessor is under no obligation to make any repairs, renovations, improvements, or alterations to the Subleased Premises, the FF&E, the Building, or the Property, other than as expressly set forth in this Agreement. Tenant further acknowledges and agrees that neither Sublessor, nor any of Sublessor’s affiliates, officers, directors, employees, agents, or contractors, has made any representations or warranties, express or implied, regarding the condition, suitability, or fitness of the Subleased Premises, the FF&E, the Building, or the Property for Tenant’s intended use or otherwise, other than as expressly set forth in this Agreement.

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2.5 Access to Subleased Premises. Tenant shall have access to the Subleased Premises twenty-four (24) hours per day, seven (7) days per week, subject to the terms, provisions, and conditions of this Agreement and the Lease, and subject to any interruption due to causes beyond the reasonable control of Sublessor or Landlord. In furtherance of the foregoing, Tenant shall electronic access to the Subleased Premises (to the extent the Subleased Premises are served by an electronic access control system as of the Commencement Date) and the Building. Sublessor shall provide Tenant with the contact information for Landlord’s representative to coordinate the initial procurement of Card Keys (as defined in the Lease) for all employees of Tenant. Any lost or additional Card Keys shall be at the cost of Tenant, at Landlord’s prevailing rate, currently $30.00.

2.6 Relocation of Subleased Premises. Except as otherwise set forth in this Agreement, Sublessor shall not have the right to relocate the Subleased Premises. Notwithstanding the foregoing, the Parties acknowledge and agree that Landlord has the right under the Lease to relocate the Leased Premises to another location of substantially equal size (“Relocation Premises”) by providing at least sixty (60) days prior written notice, as more particularly set forth in the Lease. In the event that Landlord exercises such relocation right in accordance with the Lease, Sublessor shall promptly notify Tenant in writing of such election by Landlord (“Relocation Notice”), and this Agreement shall continue and remain in full force and effect, with the Relocation Premises being deemed to constitute the Subleased Premises effective upon such relocation. In the event that the size of the Relocation Premises is smaller than the size of the Subleased Premises, then the Base Rent payable by Tenant under this Agreement shall be adjusted accordingly. In the event that the size of the Relocation Premises is larger than the size of the Subleased Premises, then the Base Rent payable by Tenant under this Agreement shall be not be adjusted and shall remain as set forth above in this Agreement. Effective upon such relocation by Landlord, this Agreement shall automatically be deemed to be modified such that all references to the Subleased Premises shall mean the Relocation Premises, with any corresponding adjustment, if applicable, to the Base Rent payable by Tenant; provided, however, the Parties agree to execute a mutually acceptable written instrument confirming such modifications upon the request of either Party. The Parties further acknowledge and agree that the Lease requires that Landlord, at Landlord’s cost, move Tenant’s furniture from the Subleased Premises to the Relocation Premises, and remove any installations or improvements made to the Subleased Premises by Tenant, and reinstall such installations or improvements in the Relocation Premises, as more particularly set forth in the Lease. Any reasonable out-of-pocket costs incurred by Tenant in connection with Tenant’s relocation to the Relocation Premises not reimbursed by Landlord shall be reimbursed to Tenant by Sublessor, but in no event shall Sublessor be obligated to reimburse Tenant for more than $2,000.00 in total. Notwithstanding the foregoing, the Parties shall attempt to include a provision in the Landlord Consent Agreement (as defined in Section 13.2(b)) whereby Landlord agrees to waive the relocation right available to Landlord under the Lease; provided, however, the inclusion of such a provision in the Landlord Consent Agreement shall not be deemed a requirement that is necessary in order for the Parties to enter into the Landlord Consent Agreement with Landlord.

2.7 Freight Elevator. Notwithstanding anything to the contrary contained in the Lease or this Agreement, if approved by Landlord in the Landlord Consent Agreement, Tenant shall receive twenty (20) hours of free overtime freight elevator service in connection with Tenant’s initial move-in.

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3. TERM OF SUBLEASE

3.1 Term.

(a) Subject to Section 13.4, the term of this Agreement shall commence on the Commencement Date and shall continue until 11:59 p.m. on the Expiration Date (“Term”), unless sooner terminated or extended as provided for in this Agreement. The term “Lease Year” as used in this Agreement shall mean (i) each twelve (12)-month period commencing on the Rent Commencement Date, except that if the Rent Commencement Date does not occur on the first (1’) day of a calendar month, the first (1st) Lease Year shall commence on the Rent Commencement Date and terminate on the last day of the month in which the first on anniversary of the Rent Commencement Date occurs, and (ii) each successive period of twelve (12) calendar months thereafter during the Term. Once the Commencement Date has occurred, the Parties shall execute a Confirmation Agreement substantially in the form attached hereto as Exhibit B to confirm the Commencement Date and the Rent Commencement Date; provided, however, the Parties acknowledge and agree that such Confirmation Agreement is intended solely to clarify and confirm the Commencement Date and the Rent Commencement Date, and therefore, the mutual execution of such Confirmation Agreement by the Parties shall not be deemed a condition precedent to the occurrence of the Commencement Date or the Rent Commencement Date.

(b) In the event that the Commencement Date has not occurred on or before May 15, 2019 (“Commencement Deadline”), for any reason other than force majeure, then either Party shall have the right to terminate this Agreement by providing written notice to the other Party at any time after the Commencement Deadline and before the occurrence of the Commencement Date. In the event that this Agreement is terminated pursuant to this Section 3.1(b), then Sublessor shall, within ten (10) days of such termination date, return to Tenant the Security Deposit (as defined in Section 16.1) and any Rent (as defined in Section 4.2) paid by Tenant, and this Agreement shall be deemed null and void, and neither Party shall have any remaining rights, interest, or obligations in connection with this Agreement, except to the extent the same expressly survive the expiration or termination of this Agreement as set forth in this Agreement. For the avoidance of doubt, the Parties acknowledge and agree that the right to termination this Agreement pursuant to this Section 3.1(b) shall automatically expire in the event that neither Party duly exercises such termination right before the occurrence of the Commencement Date in accordance with the terms and conditions of this Agreement. The Parties acknowledge and agree that each Party’s sole remedy for any delay or failure for the Commencement Date to occur is the termination right set forth in this Section 3.1(b).

3.2 Expiration or Termination of Sublease. Upon the expiration or termination of this Agreement, Tenant shall vacate and surrender the Subleased Premises to Sublessor in accordance with the provisions of Section 14.1, and this Agreement shall be deemed null and void and neither Party shall have any remaining rights, interest, or obligations in connection with this Agreement, except to the extent the same (a) were accrued prior to the expiration or termination of this Agreement and remain outstanding, or (b) expressly survive the expiration or termination of this Agreement as set forth in this Agreement.

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4. RENT

4.1 Base Rent. Beginning on the Rent Commencement Date and continuing throughout the Term, Tenant shall pay to Sublessor, in lawful money of the United States of America, a fixed annual rent in the amount of the Base Rent as set forth in Section 1.1, which shall be paid in equal monthly installments, in advance and without demand, on the first (1st) day of each calendar month during the Term at the Sublessor’s Rent Address set forth in Section 1.1, or at such other place as Sublessor may designate from time to time, without any set-off, deferment, abatement, counterclaim, reduction, or deduction of any kind whatsoever, except as otherwise expressly set forth in this Agreement. If the Commencement Date occurs on any day other than the first (1st) day of a calendar month, or if this Agreement expires or terminates on any day other than the last day of a calendar month, then the monthly installment of Base Rent payable by Tenant shall be prorated for such partial month.

4.2 Additional Rent. As used in this Agreement, the term “Additional Rent” shall mean any amount other than Base Rent that Tenant is obligated to pay to Sublessor as set forth in this Agreement, and the term “Rent” shall mean the Base Rent together with any Additional Rent payable by Tenant pursuant to the terms of this Agreement. Except as otherwise expressly set forth in this Agreement, Tenant shall pay any Additional Rent to Sublessor within thirty (30) days after Tenant receives a written billing statement from Sublessor for such Additional Rent. The Parties acknowledge and agree that Tenant’s obligations under this Agreement, including, without limitation, Tenant’s obligation and covenant to pay Rent are separate and independent of Sublessor’s obligations under this Agreement, and in no event shall Tenant have the right to withhold, set-off, abate, or deduct any Rent except as expressly set forth in this Agreement. All Additional Rent that Tenant is required to pay to Sublessor under this Agreement shall be paid to Sublessor in lawful money of the United States of America at the Sublessor’s Rent Address set forth in Section 1.1, or at such other place as Sublessor may designate from time to time.

4.3 Increase in Lieu of Operating Expenses. The Parties acknowledge and agree that the regular annual percentage increase of [***]% in the Base Rent payable by Tenant, which is already included in the Base Rent schedule set forth in Section 1.1, has been agreed to by the Parties in lieu of a separate annual operating expense formula.

4.4 Electricity.

(a) Electricity shall be furnished to the Subleased Premises, and Tenant shall pay for such electricity, upon the same terms and conditions as set forth in the Lease. Without derogating from the foregoing, the Parties acknowledge and agree that electricity is furnished to the Subleased Premises by Landlord pursuant to the Lease on a rent inclusion (“ERI”) basis. There shall be no separate or specific charge to Tenant for such electricity, whether by meter charge or otherwise, such electric energy being thus included in the Base Rent set forth in Section 1.1, and payable by Tenant in accordance with Section 4.1. The ERI under this Agreement shall be at an annual rate of $[***] per rentable square foot contained in the Subleased Premises, which is the amount agreed upon by Landlord and Tenant as compensation for the provisions of normal electric usage by Tenant. The ERI is based on an estimate of Tenant’s use of electricity during ordinary business hours furnished by a connected load of no more than six (6) watts of electricity for all purposes per rentable square foot contained in the Subleased Premises.

(b) If at any time during the Term the ERI payable by Sublessor is increased in accordance with the terms and conditions of the Lease, Sublessor shall promptly notify Tenant, and the ERI payable by Tenant under this Agreement shall be subject to a corresponding increase, and the Base Rent shall be automatically adjusted accordingly; provided, however, the Parties agree to execute a mutually acceptable written instrument confirming such modifications upon the request of either Party.

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(c) If at any time during the Term Landlord elects to discontinue furnishing electric energy to the Subleased Premises in accordance with the terms and conditions of the Lease, Sublessor shall promptly notify Tenant. The Parties acknowledge and agree that the Lease requires Landlord, at Landlord’s cost and expense, to obtain electric service directly from the public utility company serving the Building utilizing the then-existing electric feeders, risers, and wiring serving the Subleased Premises. Effective upon the date that Landlord no longer furnishes electric service to the Subleased Premises, Tenant shall pay all such electricity costs directly to the utility company or service-provider furnishing the same in accordance with Section 6.2, the annual Base Rent shall be automatically reduced by the then-current annual ERI rate payable by Tenant; provided, however, the Parties agree to execute a mutually acceptable written instrument confirming such modifications upon the request of either Party.

4.5 Real Estate Taxes.

(a) For the purposes of this Agreement, the terms “Taxes,” “Tax Year,” and “Base Tax Year” shall have the meaning ascribed to such terms in the Lease.

(b) The Parties acknowledge and agree that Sublessor is obligated under the Lease to pay Sublessor’s proportionate share of [***]% of any increase in the Taxes for each Tax Year in excess of the Taxes for the Base Tax Year (“Tax Rent”).

(c) Beginning on the commencement of the second (2nd) Lease Year and continuing throughout the Term, Tenant shall pay, as Additional Rent, to Sublessor an amount equal to the increase in the Tax Rent payable by Sublessor under the Lease for each Tax Year in excess of the Tax Rent payable by Sublessor under the Lease for Tax Year 2019 (“Sublease Base Tax Year”). If any portion of such Additional Rent is attributable to a period that does not fully occur within the Term, then the amount payable by Tenant for such period shall be prorated such that Tenant shall only pay for the portion occurring within the Term. Unless otherwise set forth in this Agreement, Tenant shall pay such Additional Rent to Sublessor when and as payable by Sublessor to Landlord pursuant to the terms of the Lease; provided, however, if Sublessor elects to provide Tenant with an invoice for any such Additional Rent, Tenant shall pay such Additional Rent to Landlord within thirty (30) days after receiving such invoice. Without derogating from the foregoing, the Parties acknowledge and agree that the Additional Rent payable by Tenant pursuant to this Section 4.5 shall be paid in monthly installments on the basis of Landlord’s reasonable estimate of the total amount of such Taxes that Landlord will incur during the then-current Tax Year. Subject to the terms of the Lease, following the end of each Tax Year, if the estimated amount of such Additional Rent paid by Tenant for the previous Tax Year is greater than the actual amount of such Additional Rent required to be paid by Tenant for the previous Tax Year, then Sublessor shall credit the amount of such difference to either the next monthly installment or installments, as applicable, of Base Rent or any Rent that is due and outstanding; provided, however, if the Term has expired, then Sublessor shall remit the amount of such difference, less any outstanding Rent, to Tenant within a reasonable time after the completion of such annual reconciliation. If the estimated amount of such Additional Rent paid by Tenant for the previous Tax Year is less than the actual amount of such Additional Rent required to be paid by Tenant for the previous Tax Year, then Tenant shall pay such difference to Sublessor within thirty (30) days after receiving an invoice for such amount.

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4.6 Personal Property Taxes; Sales Taxes. Tenant shall pay all taxes and governmental impositions, levies, and assessments of whatever kind or nature imposed against (i) any personal property owned or used by Tenant at the Subleased Premises, (ii) intentionally omitted, and (iii) Tenant’s use and occupancy of the Subleased Premises, including, without limitation, any rental, sales, value added, and use taxes, as well as any other such similar taxes. Tenant shall reimburse Sublessor within thirty (30) days of receiving an invoice from Sublessor in the event that Sublessor shall have paid any such tax in the first instance.

4.7 Sublease Expenses. Except to the extent that such costs are included in the annual fixed rent payable by Sublessor pursuant to Article 42 of the Lease, Tenant shall be responsible for the costs charged by Landlord for any services, utilities, facilities, supplies, or work furnished to Tenant or the Subleased Premises by Landlord during the Term, or in connection with Landlord’s review of any action by or on behalf of Tenant that requires Landlord’s approval under this Agreement or the Lease (collectively, “Sublease Expenses”), including, without limitation, (i) the costs charged by Landlord for any heating and air conditioning services or other utilities furnished to the Subleased Premises outside of the Building’s normal office hours or in excess of the standard capacity provided by Landlord, (ii) the costs charged by Landlord for any lamps, bulbs, and ballasts used in the Subleased Premises, and the installation thereof, and (iii) the costs charged by Landlord for any additional services, alterations, or other work performed by Landlord at Tenant’s request. Tenant shall pay all Sublease Expenses directly to Landlord within the applicable timeframes set forth in the Lease, or as otherwise indicated by Landlord; provided, however, if Landlord invoices Sublessor for any Sublease Expenses and requires Sublessor to pay any such Sublease Expenses in the first instance, then Tenant shall reimburse Sublessor for any such payments within thirty (30) days of receiving an invoice from Sublessor. Per the Lease, Sublessor, and therefore Tenant, shall be entitled to heating and air conditioning service at no additional cost during the standard operating hours for the Building as dictated by the Lease. As more particularly set forth in the Lease, the Building standard hours of operation are 7:00 AM to 7:00 PM, Monday through Friday, excluding federal and state holidays, and holidays observed by the applicable service unions, and 8:00 AM to 1:00 PM on Saturdays (except legal holidays). The Landlord Consent Agreement shall contain a representation from Landlord regarding the current Building standard overtime charges for air-conditioning and heating, as well as a provision whereby Landlord shall agree that Tenant has the right to contact the Landlord directly to request overtime Building services and other typical sundry items provided by Landlord, and to further request that Landlord bill Tenant directly therefor (the foregoing referred to as “Tenant Direct Service Requests”). Notwithstanding anything to the contrary contained in this Agreement, with respect to any Sublease Expenses for which Landlord invoices Sublessor and requires Sublessor to pay in the first instance, if Sublessor fails to invoice Tenant for any such Sublease Expenses within one (1) year after being invoiced for such Sublease Expenses by Landlord, then Sublessor shall be foreclosed from thereafter billing Tenant for, and hereby waives the right to be reimbursed for, such Sublease Expenses.

4.8 Survival. Tenant’s obligation to pay any Rent that is accrued and outstanding as of the expiration or termination of this Agreement shall survive the termination or expiration of this Agreement.

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5. USE OF SUBLEASED PREMISES

5.1 Permitted Uses of Subleased Premises. Subject to the terms, provisions, and conditions of this Agreement and the Lease, Tenant shall only use the Subleased Premises for the Permitted Uses, and for no other purpose without Sublessor’s prior written consent, which shall, subject to Section 13.5, not be unreasonably withheld, conditioned, or delayed, and Landlord, to the extent Landlord’s consent is required in accordance with the Lease.

5.2 Compliance with Law. Tenant shall only use and occupy the Subleased Premises in a manner that complies with all present and future laws, statutes, regulations, ordinances, codes, rules, requirements, orders, or decrees of any governmental authority, agency, or court (collectively, “Law”) that are applicable to the Subleased Premises or Tenant’s use and occupancy of the Subleased Premises. Tenant shall, at Tenant’s sole expense, obtain all applicable licenses and permits required for the proper and lawful use and occupancy of the Subleased Premises by Tenant, and thereafter shall maintain such licenses and permits, and comply with all terms, provisions, and conditions thereof, throughout the Term and thereafter for as long as Tenant occupies any part of the Subleased Premises. Tenant shall promptly notify Sublessor in the event that Tenant receives notice of any violation of Law applicable to the Subleased Premises or Tenant’s use thereof. Anything to the contrary contained in this Agreement or the Lease notwithstanding, Tenant shall have no obligation to make structural repairs or alterations, or to make any sprinkler system installation, change, modification or alteration, nor to supply any additional sprinkler head or other equipment, nor to perform any work whatsoever to or in respect of any sprinkler system, in order to comply with present or future laws, orders or regulations of any state, federal, municipal or local governments, departments, commissions or boards, or the directions of any public officer pursuant to law, or any orders, rules or regulations of the local Board of Fire Underwriters or any similar body imposing any violation, order or duty upon any party with respect to the Subleased Premises or the Building, unless arising directly out of either (i) Tenant’s particular use (as opposed to mere occupancy) or manner of use (as opposed to mere occupancy) of the Subleased Premises, (ii) Tenant’s Alterations (as defined in Section 8.1), or (iii) the fault, negligence, or willful misconduct of Tenant or Tenant’s employees, officers, agents, contractors, consultants, subtenants, or invitees.

5.3 Compliance with the Lease. Tenant shall not take any action or do or permit to be done anything which (a) is prohibited to Sublessor, as tenant under the Lease, (b) will result in a violation of or default under any of the terms, covenants, conditions, or provisions of the Lease or any other instrument to which this Agreement is subordinate, (c) will result in any additional cost or other liability to Sublessor unless paid for by Tenant, or (d) invalidate or increase the existing rate of any fire or other insurance policy applicable to the Subleased Premises unless Tenant pays for any such increase. Except as specifically set forth in this Agreement to the contrary, all acts to be performed by, and all of the terms, provisions, covenants, stipulations, conditions, obligations, and agreements to be observed by Sublessor, as tenant under the Lease, shall, to the extent that the same relate to the Subleased Premises, be performed and observed by Tenant, and Tenant’s obligations with respect thereof shall run to Sublessor or Landlord, as Sublessor may determine to be appropriate or as may be required by the respective interests of Sublessor and Landlord. Tenant shall indemnify Sublessor against, and hold Sublessor harmless from, all liabilities, losses, obligations, damages, penalties, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and other costs) which are paid, suffered or incurred by Sublessor as a result of the nonperformance or nonobservance of any such terms, provisions, covenants, stipulations, conditions, obligations, or agreements by Tenant.

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5.4 Signage. Sublessor shall use commercially reasonable efforts to obtain Landlord’s consent to change the name from Sublessor to Tenant on the one (1) building standard metal sign in the public hallway adjacent to the front door of the Subleased Premises that is available to Sublessor under the Lease. Any cost charged by Landlord for such signage change shall be deemed a Sublease Expenses that is payable by Tenant in accordance with Section 4.7.

5.5 Tenant’s Risk. To the maximum extent permitted by applicable Law, Tenant acknowledges and agrees that its use and occupancy of the Subleased Premises and such other portions of the Property, and Tenant’s use of the FF&E, is at Tenant’s own risk; and Sublessor shall have no responsibility or liability for any loss, theft, or damage to the property of Tenant or Tenant’s employees, officers, agents, contractors, consultants, subtenants, or invitees for any reason whatsoever except for the negligence or willful misconduct of Sublessor.

5.6 Covenant of Quiet Enjoyment. Subject to (a) the terms and conditions of this Agreement, including, without limitation, Section 13.1 and Section 13.2, and (b) Tenant’s not being in default beyond applicable notice and cure periods of the terms, conditions, covenants, and provisions that Tenant is required to comply with under this Agreement, Sublessor covenants and agrees that Tenant shall and may lawfully, peaceably, and quietly have, hold, occupy, and enjoy the Subleased Premises during the Term without hindrance or ejection by Sublessor or anyone lawfully claiming under Sublessor. The covenant of quiet enjoyment set forth in this Section 5.6 is in lieu of any other expressed or implied covenant of quiet enjoyment.

5.7 Right of Access.

(a) Sublessor and Sublessor’s respective agents, employees, contractors, and representatives shall have the right, upon reasonable prior written notice of not less than two (2) business days (except in emergency situations when notice is not required), to enter the Subleased Premises at all reasonable business hours or after normal business hours for the purpose of inspecting or making repairs to the Subleased Premises that Sublessor reasonably determines are required in order for Sublessor to avoid incurring any liabilities under the Lease. In exercising its rights hereunder, Sublessor shall not unreasonably interfere with Tenant’s access to or use of the Subleased Premises. In no event shall the exercise of any such access rights pursuant to this Section 5.7(a) constitute an eviction, nor entitle Tenant to any abatement of Rent or damages for loss or interruption of business or otherwise, except as otherwise expressly set forth in this Agreement.

(b) The Parties acknowledge and agree that Landlord has certain rights under the Lease to access the Subleased Premises during the Term. In the event that Landlord provides Sublessor with any notice of its intent to enter the Subleased Premises as may be provided under the Lease, Sublessor shall promptly inform Tenant of such notification. In no event shall the exercise of any such rights available under the Lease by Landlord constitute an eviction, nor entitle Tenant to any abatement of Rent or damages for loss or interruption of business or otherwise, except as expressly provided in this Agreement or the Lease.

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6. UTILITIES

6.1 Utilities. The Parties acknowledge and agree that Landlord is required to provide the Subleased Premises with reasonable electricity, water, and heating and air-conditioning services upon the terms and conditions more particularly set forth in the Lease, and Sublessor shall have no obligation to provide any utilities or utilities equipment to the Subleased Premises. In the event that Tenant requires additional utilities or utilities equipment, or utilities of a greater capacity, beyond what is furnished to the Subleased Premises by Landlord, then Tenant may install or otherwise obtain the same upon receiving the prior approval of Sublessor, which shall, subject to Section 13.5, not be unreasonably withheld, conditioned, or delayed, and Landlord, to the extent that Landlord’s approval is required under the Lease, but the cost and expense of the installation and maintenance thereof shall be solely Tenant’s obligation.

6.2 Payment of Utility Charges. Except as otherwise set forth in Section 4.4 with respect to the electricity furnished to the Subleased Premises, throughout the Term, the costs of any utilities furnished to the Subleased Premises by Landlord shall be deemed Sublease Expenses that shall be paid by Tenant in accordance with Section 4.7. Tenant agrees to pay all bills for any utilities or services used by Tenant that are not provided by Sublessor or Landlord, including, without limitation, any internet and telecommunication services obtained by Tenant, promptly to the utility company or service-provider furnishing the same, and if requested by Sublessor, Tenant shall provide Sublessor with evidence of such payment. Any liens filed against the Subleased Premises or any other portion of the Property by any such utility company or service-provider for nonpayment of such charges by Tenant shall be discharged by Tenant, at Tenant’s sole cost and expense, by bond or otherwise, within thirty (30) days after the recording thereof, or such shorter time period as set forth in the Lease. If Tenant shall fail to discharge such lien in accordance with the foregoing, then Sublessor may file such a bond, at Tenant’s expense, and Tenant shall reimburse Sublessor for any cost or expense so incurred by Sublessor within fifteen (15) days of Tenant’s receipt of billing from Sublessor.

6.3 Interruption of Services and Utilities. In no event shall Sublessor be liable for any damages associated with any interruption, delay, or failure in the furnishing of any service or utilities to the Subleased Premises, nor shall any such interruption, delay, or failure be considered or construed as an actual or constructive eviction of Tenant, nor in any way operate to release Tenant from the performance of Tenant’s obligations under this Agreement, including, without limitation, the prompt and punctual payment of Rent; provided, however, if Sublessor receives an abatement of any rent payable by Sublessor under the Lease as a result of any such interruption, delay, or failure in the furnishing of any service or utilities to the Subleased Premises, then Tenant shall receive a corresponding proportional abatement of Rent payable by Tenant under this Agreement.,

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7. MAINTENANCE AND REPAIRS

7.1 Tenant’s Maintenance and Repair Obligations. Tenant shall, at Tenant’s sole cost and expense, maintain the Subleased Premises and the FF&E (a) in as good and clean order, condition, and repair as exists as of the Commencement Date, with the exception of any reasonable wear and tear, (b) in compliance with all Law applicable to the Subleased Premises and Tenant’s use and occupancy of the Subleased Premises, subject to the provisions of Section 5.1, and (c) in compliance with all repair and maintenance obligations with respect to the Subleased Premises that are required to be performed by Sublessor as tenant under the Lease. Without derogating from the generality of the foregoing, Tenant shall keep the Subleased Premises in a reasonably clean condition, subject to any cleaning, janitorial, and trash removal services that may be provided by Landlord under the Lease. Tenant shall make, at Tenant’s sole cost and expense, all such repairs and replacements to the Subleased Premises necessary to maintain the Subleased Premises in such good and clean order, condition, and repair, and in compliance with all applicable Law, subject to the provisions of Section 5.1. Tenant shall also be responsible for repairing any damage to the Subleased Premises, and the costs associated with repairing any damage to any other part of the Property, caused by either Tenant’s failure to comply with the terms of this Agreement, or the negligence or willful misconduct of Tenant or Tenant’s employees, officers, agents, contractors, consultants, subtenants, or invitees. All such repairs shall be performed in a good and workmanlike manner, and shall be of at least equal quality and class as the original work. In the event that Tenant fails to promptly make such repairs in accordance with the terms of this Agreement, then Sublessor shall have the right, but not the obligation, to perform such repairs on Tenant’s behalf, and Tenant shall reimburse Sublessor for such costs and expenses, plus ten percent (10%) of such costs and expenses for Sublessor’s overhead, within thirty (30) days after receiving an invoice from Sublessor.

7.2 Sublessor’s Maintenance and Repair Obligations. The Parties acknowledge and agree that Landlord is responsible for the repair, replacement, and maintenance of the roof, exterior walls, floor slabs, structural components of the Subleased Premises, the Building, and the Property, as well as the common areas and facilities of the Building and the Property as more particularly set forth in the Lease. The Parties further acknowledge and agree that Sublessor is not responsible for any Landlord’s Obligations (as defined in Section 13.3), and Sublessor shall have no obligation to provide any repair, maintenance, replacement, or cleaning services to Tenant with respect to the Subleased Premises, the FF&E, the Building, or the Property, but Sublessor shall reasonably cooperate with Tenant to obtain such Landlord Obligations, as more particularly set forth in Section 13.3.

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8. ALTERATIONS AND ADDITIONS

8.1 Prior Approval of Alterations. In addition to any provisions of the Lease, Tenant shall not make or install any alterations, improvements, renovations, signs, betterments, or additions to the Subleased Premises (each, an “Alteration”) (other than decorative or cosmetic improvements as described hereinafter) without first obtaining the prior written consent of Sublessor, which shall, subject to Section 13.5, not be unreasonably withheld, conditioned, or delayed, and Landlord, to the extent that Landlord’s approval is required under the Lease. Without limiting the generality of the foregoing, Sublessor may condition its approval of a proposed Alteration by requiring Tenant, upon the expiration or earlier termination of this Agreement, to remove such Alteration and restore the affected portions of the Subleased Premises to a condition substantially similar to the condition that existed prior to the construction of such Alteration, only if either Landlord conditions its consent thereon, or Sublessor would otherwise be responsible under the Lease for such removal and restoration. Tenant shall deliver to Sublessor the plans and specifications for any proposed Alterations for the review and approval of Sublessor and Landlord, to the extent that Landlord’s approval is required under the Lease. If Sublessor and Landlord, if applicable, approve the written plans and specifications for the proposed Alterations, then such plans and specifications shall not be amended or altered without the prior written approval Sublessor and Landlord, if applicable. The Parties acknowledge and agree that Sublessor’s approval of such plans and specifications shall not create any responsibility or liability on the part of Sublessor for their completeness, design sufficiency, or compliance with applicable Law. The Landlord Consent Agreement shall contain representations and warranties from Landlord and Sublessor certifying that there are no alterations, additions or improvements in the Subleased Premises as of the Commencement Date that will need to be removed and/or restored by Tenant at the expiration of this Agreement. Notwithstanding anything to the contrary contained herein, to the extent approved by Landlord in the Landlord Consent Agreement, Sublessor’s or Landlord’s consent shall not be required if any such Alterations (i) are non-structural, do not affect any Building systems, are not visible from the common areas or exterior of the Building and do not exceed in the aggregate a cost of One Hundred Thousand and 00/100 ($100,000.00) in any consecutive twelve (12) month period (the cost of paint or carpeting or wall covering shall not be included in the calculation of the cost referred to herein), or (ii) are of a decorating or cosmetic nature and are not visible from the common areas or exterior of the Building (i.e., carpeting, painting, wallpaper) irrespective of the cost (the foregoing Alterations in clauses (i) and (ii) are referred to as “Decorative Improvements”); provided, however, the foregoing shall not release Tenant of its obligation (1) to provide Sublessor and Landlord with prior written notice with the details of such Decorative Improvements in accordance with this Section 8.1, or (2) to remove any such Decorative Improvements and restore the Subleased Premises upon the expiration or earlier termination of this Agreement if required by Landlord, or if Sublessor would otherwise be responsible under the Lease for such removal and restoration. For the avoidance of doubt, the Parties acknowledge and agree that any reference in this Agreement to Alterations shall include any Decorative Improvements except with respect to the requirement to obtain Sublessor’s and Landlord’s approval to the extent approved by Landlord in the Landlord Consent Agreement.

8.2 Construction of Alterations. In addition to any provisions of the Lease, any Alterations shall be at Tenant’s sole cost and expense, and shall be performed in compliance with the terms of this Agreement, the Lease, the plans and specifications approved by Sublessor and Landlord, if applicable, and any applicable Law, including, but not limited to, obtaining any necessary licenses or permits, and any requirements of Sublessor’s insurers and Tenant’s insurers. The Alterations shall be performed diligently and in a good and workmanlike manner, and shall be expeditiously completed using materials of a quality that is at least equal to the present construction. Tenant agrees to engage parties that will not unreasonably interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance, or operation of the Leased Premises or the Building. Tenant and any contractor, subcontractor, or other person undertaking the Alterations on behalf of Tenant shall be covered by workmen’s compensation insurance with such coverage and minimum limits as required by Law and commercial general liability insurance (naming Sublessor and Landlord as an additional insureds) with coverage limits reasonably acceptable to Sublessor, and evidence thereof shall be furnished to Sublessor prior to accessing the Property for the performance of the Alterations. Any mechanic’s liens, or other similar liens, filed against the Subleased Premises or any other portion of the Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant, at Tenant’s sole cost and expense, by bond or otherwise, within thirty (30) days after the recording thereof, or such shorter time period as set forth in the Lease. If Tenant shall fail to discharge such mechanic’s lien or other similar lien in accordance with the foregoing, then Sublessor may file such a bond, at Tenant’s expense, and Tenant shall reimburse Sublessor for any cost or expense so incurred by Sublessor within fifteen (15) business days of Tenant’s receipt of billing from Sublessor.

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8.3 Inspection of Alterations. During the course of construction and following the completion of the Alterations, Sublessor, Landlord, and their respective representatives shall have the right to inspect the Subleased Premises to verify that the construction of the Alterations are in compliance with terms of this Agreement and the plans and specifications approved by Sublessor and Landlord, if applicable. Tenant shall promptly correct any defects in the Alterations that do not comply with the terms of this Agreement, the Lease, such plans and specifications, if any, and any applicable Law. Tenant shall also be responsible, at Tenant’s sole cost and expense, for curing any damage or harm to the Subleased Premises, the Building, and the Property arising from the construction of the Alterations, and for any alterations, additions, or improvements to the Subleased Premises, the Building, or the Property (including, without limitation, any mechanical, plumbing, and electrical systems of the Property) that are required in order to comply with any applicable Law as a result of the construction of the Alteration.

8.4 Completion of Alterations. Within thirty (30) business days following the completion of the Alterations, Tenant shall deliver to Sublessor and Landlord (a) a certificate of completion from Tenant’s architect certifying that the Alterations have been installed and completed in accordance with the plans and specifications approved by Sublessor and Landlord, if applicable, and in compliance with all applicable Law, and (b) certificates from any contractors, subcontractors, laborers, suppliers, or any other third-party who provided any work, labor, or materials for the Alterations in excess of $[***] releasing and waiving all mechanic’s liens or other similar liens against the Subleased Premises, the Building, and the Property. Upon completion of the Alterations, the Subleased Premises shall be deemed to include the Alterations, which shall be subject to the terms and conditions of this Agreement, including, without limitation, Tenant’s maintenance and repair obligations pursuant to Section 7.1, and Tenant’s insurance obligations pursuant to Section 9.1. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that Tenant shall be solely responsible for any repairs, maintenance, or replacements of any Alterations performed by or on behalf of Tenant. Tenant shall pay, as Additional Rent, any increase in the real estate taxes to the extent such increase is solely attributable to any Alteration made by or on behalf of Tenant.

8.5 Alterations upon Expiration or Termination. Except as otherwise set forth in this Agreement or the Lease, the Alterations shall automatically become the property of Sublessor upon the expiration or termination of this Agreement, and shall not be removed or altered by Tenant, unless otherwise expressly indicated in writing by Sublessor and/or Landlord, if applicable, when reviewing and/or approving the Alterations in accordance with Section 8.1. If Sublessor or Landlord requires Tenant to remove all or any portion of the Alterations, then on or prior to the expiration or termination of this Agreement, Tenant shall, at Tenant’s sole cost and expense, remove all or any portion of the Alterations as indicated by Sublessor or Landlord and restore the affected portions of the Subleased Premises and/or Building to a condition substantially similar to the condition that existed prior to the construction of the Alterations. If Tenant is required to remove the Alterations and restore the Subleased Premises and/or Building and fails to do so in accordance with the preceding sentence, then Sublessor may elect to perform such work on behalf of Tenant, and Tenant shall reimburse Sublessor for any cost or expense so incurred by Sublessor, plus a sum equal to [***] percent ([***]%) of such costs and expenses, within fifteen (15) business days of Tenant’s receipt of an invoice from Sublessor, which payment obligation shall survive the expiration or termination of this Agreement.

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9. INSURANCE & INDEMNIFICATION

9.1 Tenant’s Insurance Coverage. Tenant, at its sole cost and expense, shall obtain and maintain in full force and effect throughout the Term, any insurance coverage required to be maintained by Sublessor as tenant under the Lease. Tenant shall maintain such insurance coverage in compliance with the minimum limits and such other terms and conditions set forth in the Lease, including, without limitation, insuring Sublessor, Landlord, and Landlord’s agent as additional insureds. Without derogating from the generality of the foregoing, Tenant expressly agrees to comply with the terms, conditions, requirements, and obligations set forth in Article 45 of the Lease and Schedule 2 attached to the Lease. The insurance requirements set forth in this Section 9.1 are independent of any waiver, indemnification, and other obligations of Tenant under this Agreement, and shall not be construed or interpreted in any way as restricting, limiting, or modifying any waiver, indemnification, or other obligations or liabilities of Tenant under this Agreement. All such insurance policies shall be issued by financially responsible companies that are reasonably satisfactory to Sublessor and Landlord, that are duly licensed and qualified to do business within the state in which the Property is located, and otherwise comply with any applicable terms and conditions set forth in the Lease. Tenant shall deposit certificates of such required insurance with Sublessor prior to the earlier to occur of either the Commencement Date or Tenant’s occupancy of the Subleased Premises, and thereafter, at least thirty (30) days prior to the expiration of any such policy, or such longer period required under the Lease, Tenant shall provide Sublessor with a replacement certificate evidencing the renewal of such policy.

9.2 Waiver of Subrogation.

(a) The Parties mutually agree that any property damage insurance carried by either Party shall provide that such insurance company waives any right of subrogation against the other Party. Tenant also agrees that any property damage insurance carried by Tenant shall provide that such insurance company waives any right of subrogation against Landlord and any such other parties as set forth in the Lease.

(b) Notwithstanding anything to the contrary contained in this Agreement, Tenant hereby releases Sublessor from any and all claims that Tenant may have against Sublessor with respect to any property damage or loss suffered by Tenant (even if such damage or loss is caused by the fault or negligence of Sublessor) that is covered by any insurance maintained by Tenant, or required to be maintained by Tenant under this Agreement; provided, however, such release is limited to the extent of the insurance proceeds paid with respect to such property damage or loss, or which would have been paid if Tenant had duly maintained the insurance coverage required under this Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, Sublessor hereby releases Tenant from any and all claims that Sublessor may have against Tenant with respect to any property damage or loss suffered by Sublessor (even if such damage or loss is caused by the fault or negligence of Tenant) that is covered by any insurance maintained by Sublessor, or required to be maintained by Sublessor under this Agreement; provided, however, such release is limited to the extent of the insurance proceeds paid with respect to such property damage or loss, or which would have been paid if Sublessor had duly maintained the insurance coverage required under this Agreement.

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9.3 Indemnification.

(a) Tenant agrees to indemnify and hold Sublessor and Sublessor’s affiliates, officers, directors, employees, agents, and contractors harmless from and against any and all claims, suits, proceedings, actions, demands, judgments, threats, damages, losses, costs, expenses (including reasonable legal expenses), liabilities, and penalties arising in whole or in part from (i) the occupancy or use of the Subleased Premises, the FF&E, or any portion of the Building or the Property by Tenant or Tenant’s employees, officers, agents, contractors, consultants, subtenants, or invitees; (ii) any accident, damage, or injury to any person or property occurring at the Subleased Premises, except to the extent caused by the negligence or willful misconduct of Sublessor or Sublessor’s employees, contractors, or agents; (iii) any Alterations, construction, or other work performed by or on behalf of Tenant; (iv) any negligent act or omission (where there is a duty to act) or willful misconduct of Tenant or Tenant’s employees, officers, agents, contractors, consultants, subtenants, or invitees; and/or (v) any breach, Default, or failure to perform, observe, or act in accordance with the terms, conditions, agreements, and covenants of this Agreement by Tenant, including, without limitation, any such breach, Default, or failure by Tenant in violation of the terms, conditions, agreements, and covenants of the Lease, in all events beyond applicable notice and cure periods. If any action or proceeding is threatened or brought against Sublessor and/or Sublessor’s affiliates, officers, directors, employees, agents, or contractors by reason of any such claim, then Tenant, upon notice from Sublessor, shall defend Sublessor and/or Sublessor’s affiliates, officers, directors, employees, agents, or contractors, as applicable, at Tenant’s cost and expense, and with legal counsel reasonably satisfactory to Sublessor (and legal counsel assigned by Tenant’s insurance carrier shall be deemed satisfactory).

(b) Tenant agrees to indemnify and hold Landlord and any associated parties set forth in the Lease harmless upon such terms and conditions as set forth in the Lease, including, without limitation, the terms and conditions set forth in Schedule 2 attached to the Lease.

(c) Tenant’s obligations under this Section 9.4 shall not be limited by any insurance required to be maintained by Tenant under this Agreement, and shall survive the expiration or termination of this Agreement.

(d) Sublessor agrees to indemnify and hold Tenant and Tenant’s affiliates, officers, directors, employees, agents, and contractors harmless from and against any and all claims, suits, proceedings, actions, demands, judgments, threats, damages, losses, costs, expenses (including reasonable legal expenses), liabilities, and penalties arising in whole or in part from (i) any negligent act or omission or willful misconduct of Sublessor or Sublessor’s employees, officers, agents, contractors, consultants, subtenants, or invitees; and/or (ii) any breach, Default, or failure to perform, observe, or act in accordance with the terms, conditions, agreements, and covenants of this Agreement by Sublessor, including, without limitation, any such breach, default, or failure by Sublessor in violation of the terms, conditions, agreements, and covenants of the Lease that is not caused by any breach, Default, or failure to perform, observe, or act in accordance with the terms, conditions, agreements, and covenants of this Agreement by Tenant or Tenant’s employees, officers, directors, partners, shareholders, members, affiliates, agents, contractors, subtenants, or assigns, in all events beyond applicable notice and cure periods. If any action or proceeding is threatened or brought against Tenant and/or Tenant’s affiliates, officers, directors, employees, agents, or contractors by reason of any such claim, then Sublessor, upon notice from Tenant, shall defend Tenant and/or Tenant’s affiliates, officers, directors, employees, agents, or contractors, as applicable, at Sublessor’s cost and expense, and with legal counsel reasonably satisfactory to Tenant (and legal counsel assigned by Sublessor’s insurance carrier shall be deemed satisfactory).

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10. ASSIGNMENTS AND SUBLEASING

10.1 Assignment and Subleasing. In addition to any restrictions, prohibitions, and conditions set forth in the Lease with respect to any assignment, subletting, or other transfer, except as otherwise provided in this Agreement, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Agreement, or sublease (which term shall include, without limitation, the granting of concessions, licenses, management arrangements, occupancy agreements, and the like) the whole or any part of the Subleased Premises, or permit the occupancy of the Subleased Premises by anyone other than Tenant without, in each instance, having first received the express written consent of Sublessor, which shall, subject to Section 13.5, not be unreasonably withheld, conditioned, or delayed, and Landlord, to the extent that Landlord’s approval is required under the Lease. Sublessor shall consent to any sublease or assignment consented to by Landlord. Sublessor, at Tenant’s sole cost and expense, agrees to reasonably cooperate in obtaining any such consent from Landlord; provided, however, in no event shall Sublessor have any liability if Landlord refuses to consent to any such proposed assignment, sublease, or other transfer. Any such request shall set forth, in detail reasonably satisfactory to Sublessor, (a) the identification of the proposed assignee, sublessee, or other transferee, (b) its financial condition, (c) the terms of the proposed assignment, subletting, or other transfer, including, without limitation, the rent or any other consideration to be paid with respect thereto, and (d) any additional information reasonably requested by Sublessor. Notwithstanding the foregoing, Sublessor’s consent shall not be required for an assignment of this Agreement in connection with the bona fide sale of all or substantially all of Tenant’s stock, assets, membership or equity interests, provided that the acquiring entity has a tangible net worth equal to or greater than Tenant immediately prior to said sale. Notwithstanding the foregoing, the Parties shall attempt to include a provision in the Landlord Consent Agreement (as defined in Section 13.2(b)) whereby Landlord agrees to waive its right to consent to an assignment of this Agreement in connection with any such sale described in the preceding sentence; provided, however, the inclusion of such a provision in the Landlord Consent Agreement shall not be deemed a requirement that is necessary in order for the Parties to enter into the Landlord Consent Agreement with Landlord.

10.2 Prohibited Assignees and Sublessees. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Tenant assign or otherwise transfer this Agreement, or sublet the whole or any part of the Subleased Premises, to a proposed assignee, sublessee, or other transferee (a) that has been judicially declared bankrupt or insolvent according to Law, (b) for which an assignment of its property has been made for the benefit of creditors, (c) for which a receiver, guardian, conservator, trustee in involuntary bankruptcy, or similar officer has been appointed to take charge of all or any substantial part of the proposed assignee’s, sublessee’s, or other transferee’s property by a court of competent jurisdiction, (d) with respect to which a petition has been filed for reorganization under any provision of the federal bankruptcy code now or hereafter enacted, or (e) if the proposed assignee, sublessee, or other transferee has filed a petition for such reorganization, or for arrangements under any provisions of the federal bankruptcy code now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debts.

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10.3 Change of Control or Ownership. For the purposes of this Agreement, any change of control or ownership of Tenant, in whole or in part, whether by merger, sale, or transfer of any ownership, partnership, membership, or other equity interest, by operation of law or otherwise, shall constitute an assignment of this Agreement requiring the prior written consent of Landlord, to the extent such consent is required under the Lease, and of Sublessor as set forth in Section 10.1, unless the stock, partnership interests, membership shares, or other equity interests of Tenant are publicly traded on a recognized regulated securities exchange.

10.4 Conditions to Assignments and Subleases.

(a) Any sublease from Tenant for all or any portion of the Subleased Premises shall be subject and subordinate in all respects to this Agreement and the Lease, and shall in no event derogate from or conflict with the rights of Sublessor under this Agreement or the rights of Landlord under the Lease, or expand the obligations of Sublessor under this Agreement or the obligations of Landlord under the Lease. In the event that this Agreement is canceled, terminated, or expires for any reason, then any such sublease shall automatically terminate effective as of the cancellation, termination, or expiration of this Agreement; provided, however, if Sublessor, in its sole discretion, elects to recognize such subtenant and sublease, then such subtenant shall attorn to Sublessor upon the cancellation, termination, or expiration of this Agreement, and shall promptly execute and deliver all instruments requested by Sublessor that are necessary or appropriate to confirm such attornment. In no event shall Sublessor be liable to any such subtenant or such subtenant’s employees, officers, directors, partners, shareholders, members, affiliates, agents, contractors, or patients for any claims, harm, damages, costs, expenses, or other liabilities arising directly or indirectly from any cancelation, termination, or expiration of this Agreement.

(b) No assignment or other transfer of this Agreement by Tenant shall be valid unless such assignee or transferee enters into a written agreement directly with Sublessor, in a form and containing such terms and provisions as reasonably required by Sublessor, whereby such assignee or transferee agrees to be bound by, and to comply with, all of the terms, conditions, covenants, agreements, and obligations of Tenant under this Agreement, including, without limitation, the obligation to pay Rent, and the covenant against any additional assignments, subletting, or other transfers except as permitted under this Agreement. Any such assignee or transferee shall deliver certificates of the insurance required in accordance with Section 9.1 to Sublessor prior to the effective date of any such assignment or other transfer.

(c) In no event shall any assignment or subletting by Tenant release Tenant from any of its covenants and obligations under this Agreement, and such Tenant originally named herein shall remain fully and primarily liable (which liability, after an assignment or other transfer, shall be joint and several with such assignee or transferee) for all of Tenant’s covenants and obligations under this Agreement, including, without limitation, the obligation to pay Rent.

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10.5 Excess Rent. In the event that the rent or other consideration (including any payment for taxes, maintenance, or utilities, except for any utilities which Tenant pays directly to the utility) that Tenant receives from any assignee or sublessee of the Subleased Premises is greater than the Rent payable by Tenant under this Agreement, then this excess amount, minus the reasonable costs incurred by Tenant attributable to such assignment or subletting (including but not limited to advertising costs, brokerage commissions, attorneys’ fees, engineering and architectural fees, free rent concession, costs of construction and tenant improvement allowances) shall be divided equally between Sublessor and Tenant. Tenant shall promptly deliver half of such sums to Sublessor upon Tenant’s receipt thereof.

10.6 Nonconforming Assignment or Sublease. Any purported assignment or other transfer of this Agreement or subletting of all or a portion of the Subleased Premises by Tenant that does not comply with Section 10.1, Section 10.2, Section 10.3, and Section 10.4 shall be null and void, and of no force whatsoever, unless otherwise approved by Sublessor in its sole discretion.

10.7 Sublessor’s Right to Assign or Sublease. The Parties expressly acknowledge and agree that Sublessor shall have the right, in its sole discretion, to assign, encumber, or otherwise transfer this Agreement (and any and all rights and duties hereunder) at any time in accordance with the terms and conditions of the Lease, including Landlord’s consent if required, without needing to obtain any approval or consent of Tenant.

11. EVENTS OF DEFAULT AND REMEDIES

11.1 Events of Default by Tenant. In addition to any events of default set forth in the Lease, and to the extent the Lease does not impose a shorter cure period, Tenant shall be in default (“Default”) under this Agreement upon the occurrence of any of the following events or the existence of any of the following conditions:

(a) Tenant’s failure to pay any Rent on or before the date when such payment is due and payable, and such payment remains outstanding for ten (10) days after Tenant’s receipt of written notice of such failure from Sublessor; provided, however, if Sublessor shall have sent three (3) such notices of late payment to Tenant during any consecutive twelve (12)-month period, then Tenant shall thereafter be in Default if Tenant fails to make any such payment within ten (10) days after such payment is due and payable without the necessity of Sublessor giving Tenant further written notice thereof.

(b) Tenant’s failure to observe or perform any of its non-monetary obligations, covenants, or agreements under this Agreement other than those specifically referenced in this Section 11.1, and such failure is not cured by Tenant within thirty (30) days following Tenant’s receipt of written notice of such failure from Sublessor; provided, however, if the nature of Tenant’s failure to observe or perform any of such non-monetary obligations, covenants, or agreements is such that it cannot reasonably be cured within thirty (30) days, then Tenant shall not be in Default if Tenant promptly commences and diligently performs such curative measures until completion.

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(c) The commencement of any proceeding, or Tenant’s consent to any arrangement, agreement, or understanding, that would have the effect of or result in (i) Tenant’s estate created under this Agreement being attached, levied, or taken on execution or by other process of Law; (ii) Tenant being judicially declared bankrupt or insolvent according to applicable Law; (iii) an assignment being made of Tenant’s property for the benefit of creditors; (iv) a receiver, guardian, conservator, bankruptcy trustee, or other similar officer being appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or (v) Tenant being reorganized or liquidated under any provision of the federal bankruptcy code, as may be amended, or any other similar state or federal bankruptcy, insolvency, or debtor’s relief law in effect as of the Execution Date or enacted hereafter; provided, however, if any of the foregoing proceedings is initiated by a party other than Tenant, then Tenant shall not be in Default unless such proceeding is not dismissed within ninety (90) days after its commencement.

(d) Tenant’s entering into any agreement or instrument purporting to assign Tenant’s interest under this Agreement, or to sublease the whole or a portion of the Subleased Premises, which does not comply with the terms and conditions of Section 10.1, Section 10.2, Section 10.3, and Section 10.4.

11.2 Sublessor’s Remedies. Upon the occurrence of a Default by Tenant beyond applicable notice and cure periods, the following terms and conditions shall apply:

(a) Sublessor shall have the right to terminate this Agreement by providing written notice to Tenant specifying the termination date. Upon such termination, Tenant shall vacate and surrender the Subleased Premises to Sublessor in accordance with Section 14.1, and Tenant’s rights under this Agreement shall cease, but Tenant shall remain liable for all of its obligations under this Agreement as set forth in Section 11.2(c). In the event that Tenant fails to duly vacate and surrender the Subleased Premises on or before such termination date, then Sublessor shall have the right to re-enter and repossess the Subleased Premises, expel Tenant and those claiming through or under Tenant, and remove their property and effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies available to Sublessor.

(b) In the event that Sublessor elects to terminate this Agreement and/or repossess the Subleased Premises pursuant to Section 11.2(a), Sublessor may relet all or any portion of the Subleased Premises, without notice to Tenant, upon such terms and conditions as Sublessor may determine, in its sole discretion, and may collect and receive any rent payments arising from such reletting. Without derogating from the generality of the foregoing, the Parties expressly acknowledge and agree that Sublessor may elect to (i) relet all or any portion of the Subleased Premises for a term that may be longer or shorter than the Term of this Agreement, at rental rates that may be greater or lesser than the Rent payable by Tenant, or subject to improvement allowances and/or rent-free concessions; (ii) perform such Alterations to the Subleased Premises that Sublessor, in its sole but reasonable discretion, considers advisable or necessary for reletting all or any portion of the Subleased Premises; and (iii) sublease other portions of the Leased Premises that are vacant, or about to become vacant, before reletting all or any portion of the Subleased Premises. The Parties further expressly acknowledge and agree that Sublessor shall be entitled to take into account all relevant factors that a sophisticated property manager would take into account in connection with deciding whether to relet the Subleased Premises, including, without limitation, the nature and quality of the Subleased Premises, the financial responsibility of any such prospective tenant, and any applicable use restrictions imposed under the Lease or by Law. Except as otherwise expressly provided in this Agreement, in no event shall Sublessor be liable in any way whatsoever for electing not to relet all or any portion of the Subleased Premises, failing to relet all or any portion of the Subleased Premises, or failing to collect any rent payable from such reletting.

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(c) No such termination or repossession by Sublessor under Section 11.2(a), or reletting of all or any portion of the Subleased Premises by Sublessor under Section 11.2(b), shall relieve Tenant of its liabilities and obligations under this Agreement, all of which shall survive any such termination, repossession, or reletting. Without derogating from the generality of the foregoing, Tenant covenants and agrees to pay all Rent required under this Agreement to Sublessor as and when such payments become due in accordance with the terms of this Agreement notwithstanding such termination, repossession, or reletting by Sublessor; provided, however, if Sublessor relets the Subleased Premises at any point during what would have been the remainder of the Term if such Default by Tenant had not occurred, then the Rent payable by Tenant hereunder shall be off-set by the net proceeds of any rent received by Sublessor from reletting the Subleased Premises after deducting all Sublessor’s reasonable actual out-of-pocket costs and expenses incurred in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, advertising, tenant improvements, rent concessions, legal fees, and expenses of preparing the Subleased Premises for such reletting.

(d) As an alternative to the continuing payments set forth in Section 11.2(c), but in addition to Sublessor’s right to recover any accrued and unpaid Rent and any expenses incurred by Sublessor with respect to the collection of any of such Rent, Sublessor may, after termination of this Agreement, elect to recover from Tenant, as liquidated damages, an amount equal to the excess of (i) the present value of the Rent which would have accrued and been payable to Sublessor under this Agreement from the date of such election by Sublessor for the remainder of the Term if such Default by Tenant had not occurred discounted at the rate of eight percent (8%) per annum, over and above (ii) (A) the present value of the then fair market rental value for the Subleased Premises from the date of such election by Sublessor for the remainder of the Term discounted at the rate of eight percent (8%) per annum, less (B) the reasonably estimated costs and expenses that Sublessor is reasonably expected to incur in connection with reletting the Subleased Premises, including, without limitation, all repossession costs, brokerage commissions, advertising, tenant improvements, rent concessions, legal fees, and such other expenses associated with preparing the Subleased Premises for such reletting and negotiating a new lease for the Subleased Premises. Tenant shall pay such liquidated damages to Sublessor within thirty (30) days of Tenant’s receipt of written demand from Sublessor. Sublessor may elect to recover the liquidated damages set forth in this Section 11.2(d) at any time after such termination by Sublessor regardless of whether Sublessor collected any Rent from Tenant pursuant to Section 11.2(c) prior to making such election.

(e) Nothing contained in this Section 11.2 shall limit or prejudice Sublessor’s right to prove and obtain in a proceeding for bankruptcy, insolvency, or reorganization, by reason of such termination, an amount equal to the maximum allowed by the applicable Law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount is greater, equal, or less than the amount of the loss or damage which Sublessor has suffered.

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11.3 Right to Cure Defaults. Sublessor may, but shall not be obligated to, cure any such Default by Tenant under this Agreement. In curing any such Default, Sublessor may enter upon the Subleased Premises and take such action thereon as may be necessary to effectuate such cure. In the case of an emergency threatening serious injury to persons or property, Sublessor may cure such Default without prior notice. All reasonable actual out-of-pocket costs and expenses incurred by Sublessor in curing any such Default, including reasonable attorneys’ fees, shall be paid by Tenant to Sublessor within thirty (30) days of Tenant’s receipt of written demand from Sublessor. Any remedy performed by Sublessor pursuant to this Section 11.3 shall not be deemed to waive such Default by Tenant.

11.4 Threatened Breach. In the event of any material breach or threatened material breach by Tenant of any of the agreements, terms, covenants or conditions contained in this Agreement, Sublessor shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at Law, in equity, or otherwise as though reentry, summary proceedings, and other remedies were not provided under this Agreement.

11.5 Enforcement Costs. Tenant shall reimburse Sublessor for any expenses, including, without limitation, reasonable legal fees, incurred by Sublessor in enforcing any of Tenant’s obligations under this Agreement within thirty (30) days of receiving Sublessor’s billing statement. Sublessor shall reimburse Tenant for any expenses, including, without limitation, legal fees, incurred by Tenant in enforcing any of Sublessor’s obligations under this Agreement within thirty (30) days of receiving Tenant’s billing statement.

11.6 Remedies Cumulative. Any and all rights and remedies which Sublessor may have under this Agreement, at Law, or in equity, shall not be deemed inconsistent with each other, and shall be cumulative and in addition to every other right or remedy available to Sublessor under this Agreement, at Law, or in equity. To the extent permitted by Law, Sublessor’s election to exercise any right or remedy available to Sublessor under this Agreement, at Law, or in equity shall not preclude the simultaneous or subsequent exercise by Sublessor of any other rights or remedies available to Sublessor under this Agreement, at Law, or in equity. Notwithstanding anything to the contrary contained in this Agreement or the Lease, (a) to the extent required by Law, Sublessor shall use commercially reasonable efforts to mitigate its damages in the event of a Default by Tenant, and (b) in no event shall Sublessor be entitled to (i) sue Tenant for any consequential, punitive or incidental damages, including, without limitation, any claims for lost profits and/or loss of business opportunity, except to the extent that Sublessor is liable under the Lease for any consequential, punitive, or incidental damages as a result of Tenant’s Default under this Agreement; and/or (ii) the cost to build out the Subleased Premises for any prospective tenants or subtenants beyond a simple vanilla shell, except to the extent that Sublessor is liable under the Lease for any such build-out costs as a result of Tenant’s Default under this Agreement.

11.7 Late Payments. If any payment of Rent shall not be paid in full within five (5) days after such payment is due in accordance with the terms of this Agreement, then in addition to such payment, Tenant shall pay interest on such delinquent payment as a late fee computed from the date when the same was due and payable until the date paid at the lesser of (a) ten percent (10%) per annum, or (b) the highest lawful rate of interest which may be charged without violating any applicable Law. Notwithstanding anything to the contrary in this Agreement, Sublessor, in its sole discretion, may elect to waive all or any portion of the late fees that would otherwise be due and payable pursuant to this Section 11.7.

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11.8 Acceptance of Late or Insufficient Payments. No payment by Tenant, or acceptance thereof by Sublessor, of an amount that is less than the amount due and payable under this Agreement shall be deemed to be other than on account of the earliest installment of such Rent due, nor shall any endorsement or statement on any check or any letter accompanying any such check or payment be deemed an accord and satisfaction, and Sublessor may accept such check or payment without prejudice to Sublessor’s right to recover the balance of such installment or pursue any other rights or remedies which Landlord may have against Tenant.

11.9 Sublessor’s Default. In no event shall Sublessor be in Default under this Agreement unless Sublessor fails to observe or perform any of its obligations, covenants, or agreements under this Agreement, and such failure is not cured by Sublessor within thirty (30) days following Sublessor’s receipt of written notice of such failure from Tenant; provided, however, if the nature of Sublessor’s failure to perform its obligations under this Agreement is such that it cannot reasonably be cured within thirty (30) days, then Sublessor shall not be in Default if Sublessor promptly commences the requisite curative measures and thereafter diligently prosecutes such curative measures until completion. In the event Sublessor is in Default as aforesaid, Tenant may, but shall not be obligated to cure Sublessor’s Default and all reasonable actual out-of-pocket third party costs and expenses incurred by Tenant in curing any such Default, including reasonable attorneys’ fees, shall be paid by Sublessor to Tenant within thirty (30) days of Sublessor’s receipt of written demand from Tenant, failing which Tenant may deduct said costs, expenses and fees from Rent until fully reimbursed.

11.10 Waiver. Any term, covenant, or condition of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof by providing written notice of such waiver to the other Party. The failure of a Party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Agreement by the other Party shall not be deemed a waiver of such violation. No waiver of any of the provisions of this Agreement by Sublessor or Tenant shall be construed as a waiver of any of the other provisions of this Agreement, and a waiver of a provision at any time of any shall not be construed as a waiver at any subsequent time of the same provision. The consent or approval of Sublessor or Tenant of any action by the other Party shall not be construed to waive or render unnecessary Sublessor’s or Tenant’s consent or approval of any subsequent similar act by the other Party.

11.11 Limitation of Liability.

(a) The term “Sublessor” shall mean the tenant under the Lease, whosoever such tenant may be from time to time. In the event that Sublessor transfers or conveys its leasehold interest in the Leased Premises under the Lease, then such transferor Sublessor shall be automatically released from any liabilities or obligations under this Agreement arising after such transfer or conveyance, as well as from any liabilities or obligations under this Agreement arising on or prior to the date such transfer or conveyance to the extent that the successor Sublessor assumes any such liabilities or obligations under this Agreement arising on or prior to the date such transfer or conveyance. Tenant shall look solely to such successor Sublessor for the performance of any covenants or obligations required to be performed by Sublessor under this Agreement on or after the date of such transfer or conveyance. Tenant expressly acknowledges and agrees that Tenant shall look solely to Sublessor’s interest in the Leased Premises for the satisfaction of any claim or judgment that Tenant may have against Sublessor with respect to this Agreement, and in no event shall Sublessor ever be personally liable to Tenant for any such claim or judgment, nor shall Sublessor’s liability to Tenant ever exceed Sublessor’s interest in the Leased Premises.

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(b) Notwithstanding anything in this Agreement to the contrary, in no event shall (i) Sublessor ever be liable for any loss of business or any other, special, punitive, indirect, or consequential damages suffered by Tenant as a result of Sublessor’s breach of its obligations under this Agreement or otherwise, or (ii) any of Sublessor’s directors, officers, employees, shareholders, members, managers, partners, or agents, whether disclosed or undisclosed (collectively, the “Sublessor Exculpated Parties”) have any personal obligation or liability hereunder, and Tenant shall not seek to assert any claim or enforce any of its rights under this Agreement against any of the Sublessor Exculpated Parties.

(c) Notwithstanding anything in this Agreement to the contrary, in no event shall (i) Tenant ever be liable for any loss of business or any other, special, punitive, indirect, or consequential damages suffered by Sublessor as a result of Tenant’s breach of its obligations under this Agreement or otherwise, or (ii) any of Tenant’s directors, officers, employees, shareholders, members, managers, partners, or agents, whether disclosed or undisclosed (collectively, the “Tenant Exculpated Parties”) have any personal obligation or liability hereunder, and Sublessor shall not seek to assert any claim or enforce any of its rights under this Agreement against any of the Tenant Exculpated Parties.

12. CASUALTY AND CONDEMNATION

12.1 Damage or Destruction. If at any time during the Term the Subleased Premises, the Leased Premises, or the Building shall be damaged by fire or other casualty, this Agreement shall continue in full force and effect unless Landlord or Sublessor elects to terminate the Lease in accordance with the terms thereof. The Parties acknowledge and agree that if the Lease is not terminated, then Landlord is obligated to restore the Subleased Premises as set forth in the Lease (but excluding any of Tenant’s Alterations or Tenant’s property located in the Subleased Premises), and Sublessor shall have no obligation to perform such restoration. Unless this Agreement is terminated due to the damage or destruction of the Subleased Premises as provided in this Section 12.1, then Tenant shall (i) repair and restore any Alterations of Tenant in the Subleased Premises, (ii) equip the Subleased Premises with trade fixtures and all personal property necessary or proper for the operation of Tenant’s business, and (iii) open for business in the Subleased Premises as soon thereafter as possible.

12.2 Eminent Domain. If at any time during the Term of this Agreement all or any portion of the Subleased Premises shall be taken by condemnation or eminent domain, then this Agreement shall terminate as to the portion of the Subleased Premises so taken upon the date of such taking, but shall remain in full force and effect as to the remainder of the Subleased Premises, if any. The Parties acknowledge and agree that Landlord is required under the Lease to restore any part of the Subleased Premises as may be required on account of such partial taking, and Sublessor shall have no obligation to perform such restoration. Notwithstanding the foregoing, in the event all or any portion of the Subleased Premises shall be temporarily taken by condemnation or eminent domain for less than thirty (30) days, then this Agreement shall continue in full force and effect, and Tenant’s obligations under this Agreement, including Tenant’s obligation to pay Rent, shall in no event be reduced or abated in any respect as a result of such taking or for any other reason. Landlord shall be entitled to the condemnation award or proceeds in connection with any taking involving the Subleased Premises and/or the Property.

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12.3 Rent Abatement. In the event that the Subleased Premises, or any portion thereof, is damaged, destroyed, condemned, or taken by eminent domain and this Agreement is not terminated as set forth in Section 12.1 or Section 12.2, then Tenant’s obligations under this Agreement, including Tenant’s obligation to pay Rent, shall in no event be reduced or abated as a result of such damage, destruction, condemnation, or taking by eminent domain except to the extent that Sublessor receives a corresponding reduction or abated under the Lease. Notwithstanding anything to the contrary contained in this Agreement, Tenant shall have the option to cancel this Agreement (i) in the event the fire or other casualty or eminent domain occurs during the last Lease Year of the Term, or (ii) in the event Landlord fails to complete repairs and restoration within one hundred eighty (180) days after the fire or other casualty or eminent domain, in which case of any of either of such events, Base Rent and any additional rent shall abate as of the date said damage and/or taking occurred

13. SUBORDINATION AND ESTOPPEL CERTIFICATES

13.1 Subordination to Facility Instruments. This Agreement is subject and subordinate to any and all mortgages, notes (whether secured or unsecured), loan agreements, credit agreements, deeds of trust, ground leases, master leases, security agreements, and any other agreement pursuant to which Sublessor and/or Landlord receives financing in connection with all or any portion of the Leased Premises, Building, or Property, including, without limitation, any alterations, improvements, renovations, betterments, or additions to the Leased Premises, Building, or Property, as well as any and all renewals, replacements, modifications, supplements, consolidations, and extensions of any of the foregoing, whether arising before, on, or after the Execution Date of this Agreement (each, a “Facility Instrument”). This Section 13.1 shall be self-operative and no further instrument of subordination shall be required, but Tenant shall promptly execute and deliver any reasonable instrument confirming such subordination within fifteen (15) days of being by requested by Sublessor, Landlord, or the holder of any Facility Instrument (“Facility Lender”), provided such instrument provides that Tenant’s right to use, occupy and enjoy the Subleased Premises under this Agreement shall not be disturbed as a result of Landlord or Sublessor’s default under any such Facility Instrument, so long as Tenant is not in Default of the terms hereof beyond applicable notice and cure periods.

13.2 Subordination to Lease.

(a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement is in all respects subject and subordinate to the terms, provisions, covenants, stipulations, conditions, and agreements set forth in the Lease, as amended from time to time, including, without limitation, Landlord’s rights under the Lease. In furtherance of the foregoing, Tenant shall not take any action, or do or permit anything to be done, which (i) is prohibited to Sublessor, as tenant under the Lease, or (ii) will result in a violation of, or default under, any of the terms, covenants, conditions, or provisions of the Lease, any Facility Instrument, or any other instrument to which this Agreement is subordinate. This Section 13.2(a) shall be self-operative and no further instrument of subordination shall be required, but Tenant shall promptly execute and deliver any reasonable instrument confirming such subordination within ten (10) days of being by requested by Sublessor or Landlord. Notwithstanding anything to the contrary contained in this Agreement, the following provisions of the Lease shall not ably to this Agreement: Sections 42, 43, 47, 53(B2), 53(F), and 55 with respect to the specific federal tax identification number referenced therein.

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(b) The Parties acknowledge and agree that this Agreement is subject to, and contingent upon, the unconditional consent of Landlord to the extent required under the Lease. Sublessor agrees to use its commercially reasonable best efforts to obtain Landlord’s written consent to this Agreement (“Landlord Consent Agreement”) as soon as commercially possible. Tenant agrees to cooperate in good faith with Sublessor’s efforts to obtain Landlord’s consent, including, without limitation, providing such commercially reasonable information and materials that Landlord may request in evaluating whether to consent to this Agreement, as well as executing such reasonable instruments requested by Landlord in connection with providing such consent, including, without limitation, a Landlord Consent Agreement that is reasonably acceptable to Landlord, Sublessor, and Tenant. In the event that Landlord exercises any rights available under the Lease for the payment or reimbursement of certain expenses incurred by Landlord in connection with evaluating and/or consenting to Sublessor’s subletting of the Subleased Premises to Tenant, the Parties agree that (i) Sublessor shall pay the non-refundable fee of $750.00 referenced in Section 44(C) of the Lease to Landlord, and (ii) any other such expenses above and beyond the foregoing $[***] shall be divided equally between the Parties, however, in no event shall Tenant’s share exceed $[***], and Tenant shall reimbursement Sublessor for half of such expenses charged by Landlord, up to a maximum of $[***] within thirty (30) days of receiving an invoice from Sublessor.

(c) If Landlord does not give its consent to this Agreement for any reason whatsoever (including its consent to the Landlord Consent Approvals (as hereinafter defined) on or before Commencement Deadline, then either Party shall have the right to terminate this Agreement by providing written notice to the other Party at any time after the Commencement Deadline, but prior to the delivery of said consent by Landlord to this Agreement. In the event that this Agreement is terminated pursuant to this Section 13.2(c), then Sublessor shall, within ten (10) days of such termination date, return to Tenant the Security Deposit and any Rent paid by Tenant, and this Agreement shall be deemed null and void, and neither Party shall have any remaining rights, interest, or obligations in connection with this Agreement, except to the extent the same expressly survive the expiration or termination of this Agreement as set forth in this Agreement. For the avoidance of doubt, the Parties acknowledge and agree that the right to termination this Agreement pursuant to this Section 13.2(c) shall automatically expire in the event that neither Party duly exercises such termination right before the delivery of said consent by Landlord to this Agreement. The Parties acknowledge and agree that each Party’s sole remedy for any delay or failure to obtain Landlord’s consent to this Agreement is the termination right set forth in this Section 13.2(c). The Parties acknowledge and agree that securing Landlord’s consent to this Agreement shall include Landlord’s agreement to (i) deliver copies of all default notices to Sublessor as tenant under the Lease to Tenant during the Term, and (ii) the terms and conditions with respect to Tenant Direct Service Requests as set forth in Section 4.7, and Decorative Improvements as set forth in Section 8.1 (the foregoing referred to hereinafter as the “Landlord Consent Approvals”). The execution of the Landlord Consent Agreement by Tenant, or the occupancy of the Subleased Premises by Tenant, shall be deemed to constitute conclusive evidence that the foregoing requirement with respect to the Landlord Consent Approvals has either been satisfied, or irrevocably waived by Tenant.

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13.3 Landlord’s Obligations. Notwithstanding anything to the contrary contained in this Agreement, except for Sublessor’s express obligations set forth in this Agreement, Sublessor shall have no responsibility to Tenant for, and shall not be required to provide, any of the services or make any of the repairs, restorations, improvements, or alterations that Landlord has agreed to make or provide, or cause to be made or provided, under the Lease, including, but not limited to, any actions or obligations with respect to the maintaining, operating, and insuring the Building or the Property (collectively, the “Landlord Obligations”), and Tenant shall rely upon, and look solely to, Landlord for the provision of such Landlord Obligations. In the event Landlord fails to provide any of such Landlord Obligations, Sublessor shall reasonably cooperate with Tenant to obtain such Landlord Obligations, and Sublessor shall take reasonable action to exercise its remedies available to it as tenant under the Lease to obtain such Landlord Obligations, but in no event shall Sublessor be obligated to bring any lawsuits or other legal proceedings to obtain such Landlord Obligations. Except as otherwise expressly provided in this Agreement, in no event shall Tenant receive an abatement of Rent for the failure of Landlord to provide or perform any of the Landlord Obligations unless Sublessor receives a corresponding abatement under the Lease. Furthermore, notwithstanding anything contained in this Agreement to the contrary, Sublessor shall have no responsibility to Tenant for any representation or warranty made by Landlord under the Lease, and such representations and warranties shall not be deemed to be made by Sublessor for the benefit of Tenant unless expressly set forth in this Agreement.

13.4 Termination of Lease; Attornment to Landlord. Notwithstanding anything contained in this Agreement to the contrary, in the event that the Lease is canceled, terminated, or expires for any reason during the Term of this Agreement, then the Term of this Agreement shall automatically terminate upon such expiration, cancelation, or termination of the Lease; provided, however, if Landlord, in its sole discretion, elects at any time to recognize Tenant on the executory terms of this Agreement, then this Agreement shall continue in full force and effect, and Tenant shall, at Landlord’s option, exercisable at any time in Landlord’s discretion, attorn to and recognize Landlord as “Sublessor” under this Agreement, and shall promptly upon Landlord’s request execute and deliver all reasonable instruments that are necessary or appropriate to confirm such attornment and recognition. Tenant hereby waives all rights under any present or future Law to elect, by reason of the expiration, cancellation, or termination of the Lease to terminate this Agreement or surrender possession of the Subleased Premises. In no event shall Sublessor or Landlord be liable to Tenant or Tenant’s employees, officers, directors, partners, shareholders, members, affiliates, agents, contractors, subtenants, or assigns for any claims, harm, inconvenience, damages, costs, expenses, or other liabilities arising directly or indirectly from any cancelation, termination, expiration, or amendment of the Lease, or the exercise of any rights available under the Lease, except with respect to any liability that Sublessor may have to Tenant as a result of (i) Sublessor’s amendment of the Lease during the Term in a manner that is adverse to Tenant’s rights and obligations under this Agreement in any material respect, without Tenant’s prior written consent, which may be granted or withheld in Tenant’s sole discretion, (ii) the termination of the Lease due to a default of Sublessor under the Lease that is not caused by any breach, Default, or failure to perform, observe, or act in accordance with the terms, conditions, agreements, and covenants of this Agreement by Tenant or Tenant’s employees, officers, directors, partners, shareholders, members, affiliates, agents, contractors, subtenants, or assigns, or (iii) Sublessor’s election to terminate the Lease, except as otherwise expressly permitted under this Agreement, including, without limitation, pursuant to the terms of Section 17.11(d) and Section 17.11(e).

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13.5 Approval and Consent. Whenever a proposed action by Tenant under this Agreement requires the approval or consent of Landlord in order to comply with the terms and conditions of the Lease, Tenant shall not be required to also obtain the express written approval or consent of Sublessor if such proposal (i) is approved by Landlord in writing, (ii) does not impose any cost on Sublessor, and (iii) does not increase or adversely affect Sublessor’s obligations and/or liabilities under this Agreement or the Lease.

13.6 Estoppel Certificates. Tenant shall, within ten (10) business days of being requested by Sublessor, Landlord, or any Facility Lender, but not more often than once per year with respect to requests by Sublessor (excluding requests by Sublessor on behalf of Landlord or any Facility Lender), provide an estoppel certificate reasonably acceptable to Sublessor, Landlord, or any Facility Lender certifying and covenanting any and all information requested with respect to this Agreement, including, but not limited to, (a) the Term; (b) the current Base Rent and Additional Rent payable by Tenant; (c) that this Agreement has not been modified or amended, and remains in full force and effect (or if there have been any amendments or modifications, that this Agreement is in full force and effect as so amended and modified); (d) that the Subleased Premises have been completed and delivered on or before the date of such estoppel certificate, and that all conditions precedent to the effectiveness of this Agreement have been satisfied; and (e) that Tenant has accepted possession of the Subleased Premises, the Term has commenced, Tenant is occupying the Subleased Premises, Tenant knows of no Default under this Agreement by Sublessor, and there are claims, offsets, or defenses which Tenant has against the enforcement of this Agreement.

14. SURRENDER AND HOLDOVER

14.1 Surrender of Subleased Premises. Upon the expiration or termination of the Term, Tenant shall comply with the following terms and conditions:

(a) Tenant shall peaceably vacate and surrender the Subleased Premises to Sublessor in good and clean order, condition, and repair, with the exception of any reasonable wear and tear. Tenant shall also surrender the FF&E and all keys for the Subleased Premises to Sublessor, and shall inform Sublessor of all combinations for any locks, safes, or vaults remaining in the Subleased Premises.

(b) Tenant shall surrender any Alterations to Sublessor unless otherwise expressly indicated in writing by Sublessor or Landlord when reviewing and approving any Alterations as set forth in Section 8.1 and Section 8.5. If Tenant is required to remove all or any portion of the Alterations, then on or prior to the expiration or termination of the Term, Tenant shall, at Tenant’s sole cost and expense, remove all or any portion of such Alterations as indicated by Sublessor or Landlord and restore the affected portions of the Subleased Premises, the Leased Premises, the Building, and the Property to a condition substantially similar to the condition that existed prior to the construction of the Alterations. If Tenant fails to remove any such Alterations, or fails to restore the affected portions of the Subleased Premises, the Leased Premises, the Building, and the Property, then Sublessor may elect to perform such work on behalf of Tenant, and Tenant shall reimburse Sublessor for any cost or expense so incurred by Sublessor, plus a sum equal to ten percent (10%) of such costs and expenses, within fifteen (15) business days of Tenant’s receipt of an invoice from Sublessor.

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(c) Tenant shall remove all of Tenant’s personal property, portable partitions, trade fixtures, and business equipment, and shall repair any damage to the Subleased Premises, the Leased Premises, the Building, and the Property caused by such removal; provided, however, the Parties acknowledge and agree that Tenant shall not be required to remove the FF&E. Any such property that Tenant fails to remove from the Subleased Premises, the Leased Premises, the Building, and the Property on or before the expiration or termination of the Term shall be conclusively deemed to have been abandoned by Tenant, and may either be retained by Sublessor as its property, or removed, placed in storage, sold, or otherwise disposed of by Sublessor, at Tenant’s sole cost and expense. Tenant shall reimburse Sublessor for any cost or expense so incurred by Sublessor, plus a sum equal to [***] percent ([***]%) of such costs and expenses, within fifteen (15) business days of Tenant’s receipt of an invoice from Sublessor. In the event Sublessor elects to sell or otherwise dispose of such abandoned property, the proceeds of such sale or other disposition shall belong solely to Sublessor. Furthermore, if Tenant fails to repair any damage to the Subleased Premises, the Leased Premises, the Building, and the Property caused by such removal, then Sublessor may elect to perform such work on behalf of Tenant, and Tenant shall reimburse Sublessor for any cost or expense so incurred by Sublessor, plus a sum equal to ten percent (10%) of such costs and expenses, within fifteen (15) business days of Tenant’s receipt of an invoice from Sublessor. Notwithstanding anything to the contrary contained in this Agreement, Tenant shall not be liable for minor damage to the carpet, ceiling, and walls of the Subleased Premises and/or Building caused pursuant to Tenant removing any fixtures or materials it may be required to remove or has elected to move from the Subleased Premises, except to the extent that Landlord holds Sublessor liable for such damage pursuant to the Lease.

(d) Notwithstanding anything to the contrary contained in this Section 14.1, Tenant shall not remove any plumbing, electrical, or heating and air-conditioning fixtures, machinery, or equipment, all of which shall remain the property of Sublessor or Landlord, as applicable.

(e) Tenant’s obligations under this Section 14.1 shall survive the expiration or termination of this Agreement.

14.2 Holdover. Other than expressly permitted in this Agreement, Tenant’s failure to vacate and surrender the Subleased Premises upon the expiration or termination of the Term shall be treated as a tenancy at sufferance subject to the terms, agreements, covenants, and conditions set forth in this Agreement, as far as applicable, including, but not limited to the payment of Rent; provided, however, Sublessor, in its sole discretion, may elect at any time during Tenant’s holdover to increase the Base Rent payable by Tenant during such holdover period to equal [***] percent ([***]%) of the Base Rent payable prior to such holdover. In the event that Sublessor elects to charge Tenant such increased Base Rent, Sublessor shall perform this calculation and notify Tenant of the increased Base Rent. Tenant shall indemnify Sublessor against any damages, claims, losses, costs, expenses (including reasonable legal expenses), liabilities, and penalties resulting from Tenant’s failure or delay in surrendering the Subleased Premises upon the expiration or termination of the Term in accordance with this Agreement in excess of fifteen (15) days.

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15. NOTICE

15.1 Notices. Whenever, by the terms of this Agreement, notice shall or may be given either to Sublessor or to Tenant, such notice shall, except as specifically provided herein, be in writing and shall be delivered by a nationally recognized overnight delivery service, or sent by registered or certified mail, postage prepaid:

To Sublessor: At the address set forth in Section 1.1.

To Tenant: At the address set forth in Section 1.1, with a copy similarly and simultaneously sent to Abrams Garfinkel Margolis Bergson, LLP, 1430 Broadway, 17th Floor, New York, New York 10018, Attention: Larry H. Haber, Esq.

All such notices shall be effective upon receipt, but the same shall be deemed received no later than three (3) business days after being deposited in the United States mail certified or registered mail as aforesaid within the continental United States or one (1) business day following deposit with a nationally recognized overnight delivery service for next business day delivery. A Party may change its address for notices under this Agreement by providing the other Party with written notice thereof in accordance with this Section 15.1.

16. SECURITY DEPOSIT

16.1 Security Deposit. Upon execution of this Agreement, Tenant shall deposit with Sublessor a security deposit (“Security Deposit”) in the amount, if any, set forth in Section 1.1, to serve as security for the faithful performance and observance of the terms, conditions, and provisions of this Agreement by Tenant. Sublessor may, in its sole discretion, commingle the Security Deposit with other funds of Sublessor. In the event that Sublessor delivers the Security Deposit to a purchaser or other successor to Sublessor’s interest in this Agreement, Sublessor shall be discharged of any further liability with respect to the Security Deposit, and Tenant shall look solely to such purchaser or other successor for the return of the Security Deposit, provided such purchaser or other successor agrees in writing to assume the obligations of Sublessor hereunder.

16.2 Use of Security Deposit. If Tenant is in Default after any applicable notice and grace periods with respect to any of the terms, provisions, and conditions of this Agreement, including, but not limited to, the payment of Rent, then Sublessor may, without any derogation from the other rights and remedies available to Sublessor pursuant to this Agreement or at Law, use, apply, or retain all or any portion of the Security Deposit for the payment of such outstanding Rent or for any other sum which Sublessor expends, or may be required to expend, by reason of Tenant’s Default, including, but not limited to, any damages or deficiency in reletting the Subleased Premises, whether such damages or deficiency accrue or accrues before or after judicial proceedings or other re-entry by Sublessor. If Sublessor retains or uses all or any portion of the Security Deposit as set forth in this Section 16.2 and this Agreement has not expired or been terminated, then Tenant shall deposit additional funds with Sublessor in the amount necessary to restore the Security Deposit to the initial amount set forth in Section 1.1 within fifteen (15) days of receipt of Sublessor’s written demand.

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16.3 Return of Security Deposit. Within thirty (30) days after the expiration or termination of the Term, Sublessor shall return the Security Deposit to Tenant, without interest, less any portion that Sublessor has applied or retained to cure any damage or deficiency caused by Tenant’s Default as provided herein.

17. MISCELLANEOUS

17.1 Entire and Binding Agreement. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation or option for the Subleased Premises, and this document shall become effective and binding only upon the mutual execution and delivery by both Sublessor and Tenant. Effective upon such mutual execution and delivery, this Agreement shall represent the entire and integrated agreement between Sublessor and Tenant with respect to the subject matter contemplated by this Agreement, and shall supersede all prior negotiations, representations, or agreements, whether written or oral. If two or more persons are named as Tenant herein, each of such persons shall be jointly and severally liable for the obligations of Tenant hereunder, and Sublessor may proceed against any one without first having commenced proceedings against any other of them. This Agreement may not be modified in any manner other than by a written agreement signed by all Parties or their respective successors in interest. The terms, covenants, and conditions contained in this Agreement shall inure to the benefit of, and be binding upon, Sublessor and Tenant and their respective successors and assigns.

17.2 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, to any extent, then the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by Law.

17.3 Captions and Headings. The captions and/or section headings of this Agreement are only for the convenience of the Parties, and shall not be construed as affecting, limiting, amplifying, or modifying the terms and conditions of this Agreement in any manner.

17.4 Recording. Neither Party shall record this Agreement, but each Party agrees, upon the request of the other Party, to execute a mutually acceptable so-called memorandum or notice of lease in recordable form that complies with applicable Law. In no event shall such document set forth the Rent payable by Tenant under this Agreement, and any such document shall expressly state that it is executed pursuant to the provisions contained in this Agreement and is not intended to vary the terms and conditions of this Agreement.

17.5 Brokerage.

(a) Sublessor represents and warrants to Tenant that Sublessor has not dealt with any broker in connection with this Agreement other than Sublessor’s Broker listed in Section 1.1. Sublessor shall be solely responsible for any commission that may be owed to the Sublessor’s Broker in connection with the transaction contemplated by this Agreement, which Sublessor shall pay to Sublessor’s Broker pursuant to a separate agreement between Sublessor and Sublessor’s Broker. Sublessor shall indemnify and hold Tenant harmless from and against any and all claims, loss, liability, cost, and expense (including reasonable attorney’s fees) resulting from any claim that may be made against Tenant by anyone (including Sublessor’s Broker) claiming a commission, fee, or other compensation by reason of the transaction contemplated by this Agreement if the same shall arise by or on account of any act of Sublessor or Sublessor’s representatives. This provision shall survive expiration or earlier termination of this Agreement.

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(b) Tenant represents and warrants to Sublessor that Tenant has not dealt with any broker in connection with this Agreement other than Tenant’s Broker listed in Section 1.1. The Parties acknowledge and agree that Tenant’s Broker shall be paid a commission from Sublessor’s Broker pursuant to a separate agreement between Tenant’s Broker and Sublessor’s Broker. Tenant shall indemnify and hold Sublessor harmless from and against any and all claims, loss, liability, cost, and expense (including reasonable attorney’s fees) resulting from any claim that may be made against Sublessor by anyone other than Sublessor’s Broker or Tenant’s Broker claiming a commission, fee, or other compensation by reason of the transaction contemplated by this Agreement if the same shall arise by or on account of any act of Tenant or Tenant’s representatives. This provision shall survive expiration or earlier termination of this Agreement.

17.6 Governing Law. This Agreement shall be governed exclusively by, and construed in accordance with, the laws of the state in which the Property is located, without regard to any otherwise applicable principals of conflicts of laws. To the extent permitted by applicable Law, any process in any such action or proceeding shall be duly served if mailed by registered mail, postage prepaid, to a Party at the applicable address set forth in Section 15.1.

17.7 Waiver of Jury Trial. Except to the extent prohibited by any applicable Law that cannot be waived, each Party hereby waives the right to elect a trial by jury in connection with any action or proceeding of any nature whatsoever arising under, out of, or in connection with this Agreement and in connection with any claim, counterclaim, offset, or defense arising in connection with such action or proceeding, including, without limitation, any challenge to the legality, validity, binding effect, or enforceability of this Agreement or this Section 17.7. This waiver of the right to trial by jury is given knowingly and voluntarily by Sublessor and Tenant, and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue.

17.8 Confidential Information. Each Party shall preserve any Confidential Information (as hereinafter defined) of or pertaining to the other Party and shall not, without first obtaining the other Party’s prior written consent, disclose to any person or organization, or use for its own benefit, any Confidential Information of or pertaining to the other Party during and after the Term, unless such Confidential Information is required to be disclosed by a court of competent jurisdiction or by any applicable governmental authority. As used herein, the term “Confidential Information” shall mean any business, financial, personal or technical information relating to the business or other activities of each Party that a recipient Party obtains in connection with this Agreement.

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17.9 Authority to Bind. The Parties hereto respectively represent and warrant to each other that: (a) each has the requisite power and authority to enter into this Agreement, (b) all necessary and appropriate approvals, authorizations and other steps have been taken to effect the legality of this Agreement, (c) the signatories executing this Agreement on behalf of each of the Parties have been duly authorized and empowered to execute this Agreement, and (d) this Agreement is valid and shall be binding upon and enforceable against each of the Parties.

17.10 Counterparts. This Agreement may be executed in any number of counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, binding on all of the Parties. Delivery of an executed counterpart to this Agreement by facsimile or other electronic means (e.g., electronic mail or PDF) shall be effective as delivery of a manually executed counterpart to this Agreement.

17.11 Sublessor Representations.

(a) Sublessor represents and warrants that the Lease annexed hereto as Exhibit D and made a part hereof is a true, correct and complete copy of the Lease. Sublessor represents and warrants that (i) the Lease is in full force and effect, (ii) upon execution of the Landlord Consent Agreement, Sublessor shall have performed all of the obligations on its part to be performed under the Lease through the Commencement Date, (iii) neither Landlord nor Sublessor is in default under the Lease (to the best of Sublessor’s knowledge), and (iv) Sublessor has neither given nor received notice of default which remains uncured as of the Commencement Date. To the best of Sublessor’s knowledge, Sublessor has received no notices of violations of law with respect to the Subleased Premises.

(b) Sublessor shall comply with the provisions of the Lease, and shall not do anything which would result in a default under the Lease, including the failure to pay fixed annual rent or additional rent thereunder; provided, however, for the avoidance of doubt, the Parties acknowledge and agree that Sublessor shall not have any liability under this Section 17.11(b), nor be deemed to have permitted anything to be done that results in a default under the Lease, with respect to any actions or omissions by Sublessee or Sublessee’s employees, officers, agents, contractors, consultants, subtenants, or invitees. Within two (2) business days following the delivery of any default notice to Landlord and/or the receipt of any default notice from Landlord, Sublessor shall deliver copies thereof to Tenant.

(c) Sublessor shall not amend the Lease in a manner that is adverse to Tenant’s rights and obligations under this Agreement in any material respect, without Tenant’s prior written consent, which may be granted or withheld in Tenant’s sole discretion.

(d) If pursuant to the Lease, Sublessor has the right to terminate the Lease, Sublessor shall notify Tenant of such right and the date by which such right must be exercised, if at all. Except as otherwise expressly set forth in this Agreement, provided that Tenant is not in Default, Sublessor shall not elect to terminate the Lease during the Term of this Agreement, unless Tenant elects in writing to have Sublessor make such election, the Parties agreeing that such decision shall belong solely to Tenant in its sole discretion to the extent that Tenant is not in Default.

(e) Notwithstanding anything to the contrary contained in this Agreement, Sublessor shall have the right to terminate the Lease, in Sublessor’s sole and absolute discretion, and without needing Tenant’s approval, if in conjunction with such termination, Landlord recognizes Tenant and Tenant’s right to use and occupy the Subleased Premises on the executory terms of this Agreement and the applicable terms of the Landlord Consent Agreement as a direct agreement between Landlord and Tenant.

[Signatures to appear on following page]

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the Execution Date, by their respective duly authorized officers.

SUBLESSOR

Brooklyn Immunotherapeutics LLC

By:	/s/ George Denny
Name:	George Denny
Title:	Manager

Signature Page — Sublease — 654 Madison Avenue, Suite 1601, New York, New York

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the Execution Date, by their respective duly authorized officers.

TENANT

Nezu Asia Capital Management, LLC

By:	/s/ David Snoddy
Name:	David Snoddy
Title:	Managing Partner

Signature Page — Sublease — 654 Madison Avenue, Suite 1601, New York, New York

Exhibit A

Floor Plan of Subleased Premises

[***]

Exhibit A — Sublease — 654 Madison Avenue, Suite 1601, New York, New York

Exhibit B

Form Confirmation Agreement

[***]

Exhibit B — Sublease — 654 Madison Avenue, Suite 1601, New York, New York

Exhibit C

Furniture, Fixtures, and Equipment

[***]

Exhibit C — Sublease — 654 Madison Avenue, Suite 1601, New York, New York

Exhibit D

Lease

[***]

Exhibit D — Sublease — 654 Madison Avenue, Suite 1601, New York, New York